FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-15

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

To: MELISSA BAND (WELLS FARGO SECURITI)

At: Oct 29 2015 12:35:52

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-C31 - PUBLIC NEW ISSUE

** $905.7 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS: WELLS FARGO SECURITIES, LLC AND SOCIETE GENERALE

CO-MANAGERS: CITIGROUP GLOBAL MARKETS, INC. AND MORGAN STANLEY & CO. LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/MDY/MSTAR	SIZE($MM)	C/E	WAL	SPREAD	COUPON	YIELD	$PX
A-1	AAAsf/Aaa(sf)/AAA	38.222	30.000%	2.74	63	1.679	1.6605	99.9992
A-2	AAAsf/Aaa(sf)/AAA	20.290	30.000%	4.87	82	2.309	2.3014	99.9958
A-3	AAAsf/Aaa(sf)/AAA	200.000	30.000%	9.74	125	3.427	3.3138	100.9976
A-4	AAAsf/Aaa(sf)/AAA	366.122	30.000%	9.89	127	3.695	3.3447	102.9992
A-SB	AAAsf/Aaa(sf)/AAA	67.302	30.000%	7.44	118	3.487	3.0333	102.9991
A-S	AAAsf/Aa2(sf)/AAA	49.425	25.000%	9.93	162	4.049	3.6975	102.997
B	AA-sf/NR/AA	60.544	18.875%	9.93	205	4.482	4.1275	102.9989
C	A-sf/NR/A-	46.953	14.125%	9.99	320	4.6121	5.2821	95.5541
D	BBB-sf/NR/BBB	56.838	8.375%	10.01	540	3.852	7.4836	74.9999

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$988,481,381
NUMBER OF LOANS:	102
NUMBER OF PROPERTIES:	118
WA CUT-OFF LTV:	66.4%
WA BALLOON LTV:	58.7%
WA U/W NCF DSCR:	1.66x
WA U/W NOI DEBT YIELD:	10.5%
WA MORTGAGE RATE:	4.631%
TOP TEN LOANS %:	37.4%
WA REM TERM TO MATURITY (MOS):	117
WA REM AMORTIZATION TERM (MOS):	352
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB(33.4%), RMF(20.4%), C-III(18.3%), SG(13.1%),
BASIS(9.2%), LIG I(5.6%)

TOP 3 PROPERTY TYPES:	RETAIL (27.4%), HOSPITALITY (20.7%), OFFICE (19.4%)

TOP 5 STATES:	FL(8.1%), CA(7.2%), MA(7.1%), TX(6.5%), NJ(6.1%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION

SUBORDINATE CLASS REP:	EIGHTFOLD REAL ESTATE CAPITAL FUND IV, L.P. OR AN
AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	AVAILABLE
PRELIMINARY FWP:	AVAILABLE
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	PRICED
ANTICIPATED SETTLEMENT:	NOVEMBER 12, 2015

ROADSHOW
HARTFORD, BREAKFAST:	TUES, 10/20 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON:	TUES, 10/20 @ 12:00PM ET, BOSTON HARBOR HOTEL
MINNEAPOLIS, BREAKFAST:	WED, 10/21 @ 7:30AM CT, THE GRAND HOTEL
NEW YORK 1x1's:	WED, 10/21
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM REVIEW CODE: WFCM15C31 FINAL LINK: www.netroadshow.com/nrs/wp/default.html?show=c05e3E

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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